Contact:

Netsmart Technologies, Inc
James Conway, CEO
800-451-7503
jconway@csmcorp.com

Carpe DM, Inc.
Stuart Fine
908-490-0075
stuart@carpedminc.com


                 NETSMART ANNOUNCES RECORD THIRD QUARTER RESULTS

    Revenues increase 18%, Net Income Up 667% from Third Quarter Fiscal 2002

ISLIP, NY - October 20, 2003 - Netsmart Technologies, Inc. (Nasdaq: NTST), a leading supplier of enterprise-wide software solutions for health and human services providers, today reported results for the third quarter ended September 30, 2003.

Net income for the quarter ended September 30, 2003 was $1,546,000, or $0.34 per share (basic) and $.33 per share (diluted), as compared to $202,000 or $0.05 per share (basic and diluted), for the same period last year. The net income for the quarter ended September 30, 2003 also reflects an $800,000 deferred tax benefit associated with our tax loss carry forward. Revenue for the quarter ended September 30, 2003 was $7,108,000 as compared to $6,044,000 for quarter ended September 30, 2002, representing an increase of 18 percent.

Net income for the nine months ended September 30, 2003 was $2,339,000, or $.56 per share (basic) and $.52 per share (diluted), as compared to $447,000, or $.12 per share (basic) and $.11 per share (diluted) for the same period last year. The net income for the nine months ended September 30, 2003 reflects a $900,000 deferred tax benefit associated with our tax loss carry forward. Revenue for the nine months ended September 30, 2003 was $19,816,000 as compared to $16,321,000 for the nine months ended September 30, 2002, representing an increase of 21 percent.

James Conway, CEO of Netsmart Technologies, Inc., stated "We continue to be pleased with the performance of our operating team in meeting scheduled contract expectations coupled with the development of new business opportunities by our marketing executives. These efforts have lead to increased order backlog and improved performance. Our firm order backlog of $25.5 million at September 30, 2003 is a record high, more importantly, 48% of this backlog is recurring revenue. Our gross margins for the quarter ended September 30, 2003 have improved to 44% from 31% for the same period last year which, along with the increase in our recurring revenue base, has contributed significantly to our profitability and improvements in our balance sheet."

About Netsmart Technologies, Inc.

Netsmart   Technologies,   Inc.  of  Islip,  N.Y.,  through  Creative
Socio-Medics, is an established, leading supplier of enterprise-wide software solutions for health and human services providers with over 580 clients, including 25 systems with state agencies. Creative's clients include health and human services organizations: public health agencies, mental health and substance
                                    - more -

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abuse clinics, psychiatric hospitals, and managed care organizations. Avatar
Practice Management and the Avatar Clinician Work Station, Creative's core products, are full-featured information systems that operate on a variety of operating systems, hardware platforms, and mobile devices and offer unlimited scalability.

Statement on Behalf of Netsmart Technologies, Inc.
--------------------------------------------------

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Netsmart's filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Netsmart's or Creative's website do not constitute a part of this release.

                           NETSMART TECHNOLOGIES, INC.
                           ---------------------------

Comparative Operating Results for the Three and Nine Months Ended September 30,
-------------------------------------------------------------------------------
                                           Three Months                     Nine Months
                                           ------------                     -----------


                                        2003            2002            2003           2002
                                        ----            ----            ----           ----

Revenue                               $7,108,000      $6,044,000      $19,816,000    $16,321,000

Net Income(1)                         $1,546,000      $  202,000      $ 2,339,000    $   447,000

Net Income
Per Share Basic                       $      .34      $      .05      $       .56    $       .12

Weighted
Average Shares of Common
Stock Outstanding Basic                4,513,000       3,697,000        4,160,000      3,696,000

Net Income Per
Share Diluted                         $      .33      $      .05      $       .52    $       .11

Weighted
Average Shares of Common
Stock and Common Stock
Equivalents Outstanding Diluted        4,706,000       4,070,000        4,469,000      4,062,000

(1) The Company's tax provision has been reduced in all periods as a result of available net operating loss carry forwards. In addition, the Company recognized a $800,000 tax benefit during the September 2003 Quarter and a $900,000 tax benefit during the nine months ended September 30, 2003, as a result of a further reduction in its deferred tax asset valuation allowance.

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